UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2010

MISCOR Group, Ltd.
(Exact name of registrant as specified in its charter)

Indiana	333-129354	20-0995245
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Nave Road SE, Massillon, Ohio		44636
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (574) 234-8131

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 18, 2010, MISCOR Group, Ltd. (“MISCOR”) announced that Michael J. Moore joined as its president and chief executive officer.  He will also be president of its subsidiaries, Magnetech Industrial Services, Inc. and HK Engine Components, LLC. Moore formerly served as president of Emerald Performance Materials, an Akron, Ohio-based supplier of niche chemicals to automotive, food, textile and other industrial and consumer markets.  Moore has many years of experience in manufacturing and operations with Lubrizol, Noveon and BF Goodrich.  In addition to a Bachelor’s degree in Chemical Engineering from The Ohio State University, Moore holds a Master’s degree in Business Administration from Baldwin Wallace College in Berea, Ohio.  He is 53 years old.

    On June 14, 2010, MISCOR and Moore entered into an Employment Agreement (the “Agreement”).  The Agreement is effective as of June 14, 2010, and has an initial one-year term.  Upon the expiration of the initial one-year term, the Agreement will be automatically extended for successive one-year periods unless (i) at least three months written notice of termination or intent to renegotiate is given by either party prior to the end of the initial term or any anniversary date thereafter, or (ii) the Agreement is earlier terminated due to Moore’s termination of employment, retirement, death, or disability.

Under the Agreement, Moore will receive an annual base salary of $180,000.  Moore is eligible to receive an annual incentive bonus of up to 40% of his base salary, payable once per year.  The incentive bonus will be based on certain performance criteria set forth in the Agreement.  MISCOR also will provide Moore with a car allowance of $750 per month and a company fuel card.  Moore also received options to purchase 50,000 shares of MISCOR’s common stock granted under MISCOR’s 2005 Stock Option Plan and 10,000 shares of restricted stock granted under MISCOR’s Restricted Stock Purchase Plan.

Moore is entitled to receive the following severance benefits if his employment is terminated due to his death or disability, is terminated by MISCOR for Cause (as defined in the Agreement), or is terminated by Moore without Good Reason (as defined in the Agreement): his unpaid base salary through the date of termination (plus accrued vacation time), and MISCOR will continue to honor any vested obligations under MISCOR’s benefit plans applicable to Moore.

If Moore’s employment is terminated by MISCOR without Cause or is terminated by Moore for Good Reason, then Moore will receive his unpaid base salary through the end of the month during which termination occurs (plus accrued vacation time), plus base salary for six months.  MISCOR also will maintain for Moore, for six months, all employee benefit plans in which Moore was entitled to participate immediately prior to his termination, and MISCOR will pay up to $10,000 of outplacement services costs on behalf of Moore.

Moore is bound by noncompetition and nonsolicitation provisions that restrict him from competing with or soliciting customers or employees of MISCOR or any of its subsidiaries or affiliated entities for up to a maximum of six months following the date of his termination of employment.  The Agreement also imposes confidentiality restrictions on Moore and requires the compulsory assignment to MISCOR of all intellectual property produced by Moore during the term of his Agreement and for one year after his termination.

John A. Martell will remain an employee of MISCOR pursuant to his existing employment agreement for an undetermined period of time in order to assist Moore with the transition of duties.

A copy of Moore’s Agreement is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

On June 18, 2010, MISCOR issued a press release announcing Moore’s appointment.  A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
99.1	Employment Agreement dated June 14, 2010 (and effective as of June 14, 2010), between MISCOR Group, Ltd., and Michael P. Moore.
99.2	Press release dated June 18, 2010, reporting appointment of Michael P. Moore as President and Chief Executive Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 18, 2010	MISCOR Group, Ltd.

	By:	/s/ Michael J. Moore
	Name:	Michael J. Moore
	Title:	President and CEO

EXHIBIT INDEX
Exhibit No.	Description
99.1	Employment Agreement dated June 14, 2010 (and effective as of June 14, 2010), between MISCOR Group, Ltd., and Michael P. Moore.
99.2	Press release dated June 18, 2010, reporting appointment of Michael P. Moore as President and Chief Executive Officer.